                                                                     Exhibit 8.0
                                                                     -----------

                                                                           DRAFT


                             [Form of Tax Opinion]

                               ___________, 2001


F&M National Corporation           Community Bankshares of Maryland, Inc.
9 Court Square                     16410 Heritage Boulevard
Post Office Box 2800               Bowie, Maryland 20716
Winchester, Virginia 22604


                  Opinion With Respect to Certain Tax Matters
                             Relating to Merger of
                    Community Bankshares of Maryland, Inc.
                                     into
                           F&M National Corporation
                           ------------------------

Gentlemen:

     You have requested our opinion as to certain federal income tax consequences of the proposed merger of Community Bankshares of Maryland, Inc., a Maryland corporation ("Community Bankshares"), with and into F&M National Corporation, a Virginia corporation ("F&M") pursuant to an Agreement and Plan of Reorganization, dated as of August 23, 2000 (the "Agreement"), between F&M and Community Bankshares.

                                  The Merger
                                  ----------

     Pursuant to the Agreement and the Plan of Merger (the "Plan") attached as Exhibit A to the Agreement, and subject to various regulatory approvals, Community Bankshares will be merged with and into F&M in accordance with the provisions of, and with the effects provided in, the Virginia Stock Corporation Act and the Corporations and Associations Article, Maryland Code (the "Merger"). As soon as practicable after the Merger, Community Bank of Maryland, the banking subsidiary of Community Bankshares, will merge with and into F&M Bank-Maryland, a banking subsidiary of F&M. After the Merger, F&M will remain the parent holding company of its current subsidiary banks, all of which will continue to conduct their businesses in substantially the same manner as prior to the Merger.

     At the effective date of the Merger, and pursuant to the Plan, each share of common stock of Community Bankshares ("Community Bankshares Common Stock") will be exchanged for

F&M National Corporation
Community Bankshares of Maryland, Inc.
______________, 2001
Page 2


and converted into 0.75 shares of common stock of F&M ("F&M Common Stock"), plus cash in lieu of issuing fractional shares of F&M Common Stock.

                                Our Examination
                                ---------------

     In connection with the preparation of this opinion, we have examined such documents concerning the Merger as we have deemed necessary. We have based our conclusions on the Internal Revenue Code of 1986 (the "Code") and the regulations promulgated pursuant thereto, each as amended from time to time and in effect as of the date hereof, as well as existing judicial and administrative interpretations thereof.

     As to various questions of fact material to our opinion, we have relied upon the representations made in the Agreement as well as the additional representations set forth below. In particular, we have assumed that there is no plan or intention on the part of the shareholders of Community Bankshares to sell or otherwise dispose of the F&M Common Stock received by them in the Merger which would have the effect set forth in paragraph B of the "Additional Representations" below.

                          Additional Representations
                          --------------------------

     In connection with the proposed Merger, the following additional representations have been made to and relied upon by us in the preparation of this opinion:

     A. The fair market value of F&M Common Stock received by Community Bankshares shareholders will be approximately equal to the fair market value of Community Bankshares Common Stock to be surrendered in exchange therefor, and the exchange ratio used in such exchange is the result of arm's length negotiations.

     B. To the best knowledge of the management of Community Bankshares, there is no plan or intention on the part of Community Bankshares 's shareholders to sell or otherwise dispose of F&M Common Stock received by them in the Merger that will reduce their holdings of F&M Common Stock to a number of shares having in the aggregate a fair market value of less than 50 percent of the fair market value of all of the Community Bankshares Common Stock held by Community Bankshares shareholders on the effective date of the Merger. For purposes of this representation, shares of Community Bankshares Common Stock exchanged for cash in lieu of fractional shares of F&M Common Stock will be treated as outstanding shares of Community Bankshares Common Stock on the effective date of the Merger. In addition, shares of Community Bankshares Common Stock and shares of F&M Common Stock held by Community Bankshares shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

     C. F&M has no plan or intention to sell or otherwise dispose of any of the assets of Community Bankshares to be transferred to F&M in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C).

F&M National Corporation
Community Bankshares of Maryland, Inc.
____________, 2001
Page 3



     D. Each party to the Merger will pay its own expenses, if any, incurred in connection with the Merger.

     E. Following the Merger, F&M will continue the historic business of Community Bankshares.

     F. F&M has no plan or intention to redeem or reacquire any of its stock to be issued in the Merger.

     G. The liabilities of Community Bankshares to be assumed by F&M as a result of the Merger and the liabilities to which Community Bankshares' assets are subject were incurred in the ordinary course of business and are associated with the assets to be transferred in the Merger.

     H. There is no intercorporate indebtedness existing between F&M and Community Bankshares that was issued, acquired or will be settled at a discount.

     I. The fair market value and adjusted basis of the assets of Community Bankshares to be transferred to F&M in the Merger will equal or exceed the sum of the liabilities assumed by F&M plus the amount of liabilities to which the Community Bankshares assets are subject.

     J. No dividends or other distributions will be made with respect to any Community Bankshares Common Stock immediately before the proposed Merger, except for regular, normal distributions.

     K. None of the shares of F&M Common Stock, cash in lieu of fractional shares or other property received by any shareholder-employee of Community Bankshares in exchange for Community Bankshares Common Stock pursuant to the Merger constitutes or is intended as compensation for services rendered, or is considered separate consideration for, or allocable to, any employment agreement, warrant, stock option or other relationship. None of the compensation to be received by any shareholder-employee of Community Bankshares, or options to acquire F&M Common Stock which are exchanged for options to acquire Community Bankshares Common Stock in connection with the Merger, will be separate consideration for, or allocable to, any of such shareholder-employee's Community Bankshares Common Stock. In addition, any compensation paid to any shareholder-employee of Community Bankshares, including any shares of F&M Common Stock or options to purchase F&M Common Stock received by such shareholder-employee in exchange for and in cancellation of any option or warrant to purchase shares of Community Bankshares Common Stock existing as of the effective date of the Merger, will constitute and be intended as compensation for services actually rendered and bargained for at arm's length, and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

F&M National Corporation
Community Bankshares of Maryland, Inc.
____________, 2001
Page 4



     L.   No two parties to the Merger are investment companies as defined in
Section 368(a)((2)(F)(iii) and (iv) of the Code, and for each of F&M and Community Bankshares, less than 50 percent of the fair market value of its total assets (excluding cash, cash items, government securities, and stock and securities in any 50 percent or greater subsidiary) consists of stock and securities.

     M. Community Bankshares is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     N. Cash paid to Community Bankshares shareholders in lieu of issuing fractional shares of F&M Common Stock will be paid solely for the purpose of saving the expense and administrative inconvenience of issuing fractional shares, will not be separately bargained for consideration and will represent only a mechanical rounding off of the number of shares of F&M Common Stock to be issued to Community Bankshares shareholders.

                                  Tax Opinion
                                  -----------

     Based upon the foregoing, subject to the limitations expressed herein, and with due regard to such legal considerations as we deem necessary, we are of the opinion that for federal income tax purposes:

     1. The Merger will constitute and qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code.

     2. No gain, other income or loss will be recognized by F&M (Section 1032 of the Code) or Community Bankshares (Section 361 of the Code) as a result of the Merger.

     3. To the extent that shareholders of Community Bankshares receive F&M Common Stock solely in exchange for their shares of Community Bankshares Common Stock, they will recognize no gain or loss as a result of the Merger. Section 354(a)(1) of the Code.

     4. An Community Bankshares shareholder who receives cash in lieu of a fractional share of F&M Common Stock will be treated as if the fractional share of F&M Common Stock had been issued and then redeemed by F&M. If the deemed redemption distribution is not essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code, then the Community Bankshares shareholder will be treated as receiving a distribution in redemption of such fractional share, subject to the provisions and limitations of Section 302 of the Code. If the deemed redemption distribution is essentially equivalent to a dividend, then the Community Bankshares shareholder will be treated as receiving a dividend distribution under Section 301(c)(1) of the Code, as provided in
Section 302(d) of the Code. See Section 356(a)(2) of the Code, as interpreted by Clark v. Commissioner, 489 U.S. 726 (1989) and Revenue Ruling 66-365, 1966-2
---------------------
C.B. 116.

F&M National Corporation
Community Bankshares of Maryland, Inc.
____________, 2001
Page 5


     5. The tax basis of F&M Common Stock received by Community Bankshares shareholders who exchange their Community Bankshares Common Stock for F&M Common Stock will be the same as the tax basis of Community Bankshares Common Stock surrendered in exchange therefor.

     6. The holding period of F&M Common Stock received by Community Bankshares shareholders will include the period during which Community Bankshares Common Stock surrendered in exchange therefor was held by such Community Bankshares shareholders, provided the Community Bankshares Common Stock was held as a capital asset on the date of the exchange.

     This opinion is based upon the provisions of the Code, as interpreted by regulations, administrative rulings, and case law, in effect as of the date hereof.

     This opinion is provided in connection with the Merger as required by
Section 5.1(d) of the Agreement, is solely for the benefit of F&M, Community Bankshares and Community Bankshares shareholders, and may not be relied upon in any other manner or by any other person. This opinion may not be disclosed to any other person or used in any other manner without the prior written consent of the undersigned.

                                                  Very truly yours,